Exhibit 99.1

FOR IMMEDIATE RELEASE:	Monday, December 19, 2022

SIMMONS FIRST NATIONAL CORPORATION AND SIMMONS BANK ANNOUNCE CERTAIN EXECUTIVE MANAGEMENT UPDATES

PINE BLUFF, AR – Simmons First National Corporation (NASDAQ: SFNC) (“Company”) and Simmons Bank (“Bank,” and together with the Company, “Simmons”) today announced changes to certain executive management roles.

George Makris, Jr., Simmons’ current chairman and chief executive officer, will assume the role of full-time executive chairman of Simmons. Mr. Makris has been a director of the Company since 1997 and has served as its chief executive officer since 2014. In his new role, Mr. Makris will continue to lead Simmons’ boards of directors as their chairman and will work directly with Simmons’ chief executive officer, as well as the other members of executive management, on strategic initiatives and a smooth leadership transition.

Robert “Bob” Fehlman, Simmons’ current president and chief operating officer, will assume the role of chief executive officer of Simmons. Mr. Fehlman has worked for either the Company or its affiliates since 1988. Following the transition, Mr. Fehlman will lead the development of Simmons’ “better bank” initiatives and will manage the day-to-day responsibilities commensurate with the duties of the chief executive officer.

James “Jay” Brogdon, Simmons’ current executive vice president and chief financial officer, will assume the role of president and chief financial officer of Simmons. Mr. Brogdon joined Simmons in 2021 after holding positions at Stephens Inc. and Deloitte. In addition to his current responsibilities, in his new role, Mr. Brogdon will also assume oversight of all revenue production for the Company and the Bank.

“Simmons has developed an outstanding bank management team – one that is deep on talent and experience but also has a long runway ahead of them,” said George Makris, Jr., Simmons’ chairman and chief executive officer. “I am, therefore, very proud that our organization will be making these changes now to provide expanded leadership within the excellent banking team we have built.”

The changes described above will be effective January 1, 2023.

Simmons First National Corporation and Simmons Bank

Simmons First National Corporation (NASDAQ: SFNC) is a Mid-South based financial holding company that has paid cash dividends to its shareholders for 113 consecutive years. Its principal subsidiary, Simmons Bank, operates 230 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee, and Texas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. In 2022, Simmons Bank was named to the Forbes list of "America's Best Banks" for the second consecutive year and was named to the Forbes list of "World's Best Banks" for the third consecutive year. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on Twitter or by visiting our newsroom.

FOR MORE INFORMATION, CONTACT:

Ed Bilek

EVP, Director of Investor and Media Relations

Simmons First National Corporation

ed.bilek@simmonsbank.com

205-612-3378